NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 2, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 10, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between TXU Corp. and Texas Energy Future Merger Sub Corp. a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership which is owned by an investor group led by affiliates of Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group. became effective on October 10, 2007. Each share of Common Stock of TXU Corp. was converted into $69.25. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 11, 2007.